Exhibit 15.5

29 April 2025	21st Floor 8 Queen’s Road Central Hong Kong Tel +852 3700 4000 Fax +852 3700 4099
Amber International Holding Limited 1 Wallich Street #30-02 Guoco Tower Singapore 078881	Partners Chan Ho Ming Chan Tak Yi Lau Yeung Yeung www.taylorwessing.com

Our Ref.: HMC102-035.MC

Dear Sirs,

Form 20-F of Amber International Holding Limited for the year ended 31 December 2024

We have acted as legal advisers as to the laws of Hong Kong to Amber International Holding Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (“Form 20-F”).

We hereby consent to the reference of our name under the heading, “Enforceability of Civil Liabilities – Hong Kong”, “Item 4. Information on the Company – B. Business Overview – V. Regulation – Hong Kong,” “Item 5B. Liquidity and Capital Resources – Holding Company Structure” and “Item 10. Additional Information – E. Taxation – Hong Kong Taxation” in the Form 20-F, and further consent to the incorporation of our opinions in the statements set forth in the Company’s Form 20-F to the extent related to Hong Kong law under the captions “Enforceability of Civil Liabilities – Hong Kong”, “, “Item 4. Information on the Company – B. Business Overview – V. Regulation – Hong Kong,” “Item 5B. Liquidity and Capital Resources – Holding Company Structure” and “Item 10. Additional Information – E. Taxation – Hong Kong Taxation”. Save for the above, our consent is not to be read as extending, by implication or otherwise, to any other matter.

Yours faithfully,

/s/ Taylor Wessing
Taylor Wessing

Taylor Wessing is a firm of Hong Kong solicitors regulated by the Law Society of Hong Kong and practising Hong Kong law.